Exhibit 3.1

CTO REALTY GROWTH, INC.

ARTICLES SUPPLEMENTARY

6.375% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

CTO REALTY GROWTH, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated 3,000,000 shares of authorized but unissued preferred stock, par value $0.01 per share, as additional shares of 6.375% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock as currently set forth in the Charter.

SECOND: After giving effect to the classification and designation of the additional shares of Series A Preferred Stock set forth herein, the Corporation has authority to issue 6,000,000 shares of Series A Preferred Stock.

THIRD: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

FIFTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, CTO Realty Growth, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Senior Vice President, Chief Financial Officer and Treasurer on March 28, 2024.

CTO REALTY GROWTH, INC.

By:	/s/ John P. Albright
Name:	John P. Albright
Title:	President and Chief Executive Officer

WITNESS:

By:	/s/ Matthew Partridge
Name:	Matthew Partridge
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to CTO Realty Growth, Inc.

Articles Supplementary (Series A Preferred Stock)]